                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62853) pertaining to the UTI Energy Corp. Amended and Restated 1997 Long-Term Incentive Plan and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-13261) pertaining to the UTI Energy Corp. 1993 Non-Qualified Stock Option Plan, the First Amendment to Termination Agreement and Release, the UTI Energy Corp. 1996 Employee Stock Option Plan and the UTI Energy Corp. Non-Employee Director Stock Option Plan of our report dated February 18, 1999, with respect to consolidated financial statements and schedule of UTI Energy Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.



                                                      Ernst & Young LLP




Houston, Texas
March 29, 1999